Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2021

Codorus Valley Bancorp, Inc.

Reports First Quarter 2021 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), collectively referred to as the Company, today announced net income of $3.9 million or $0.40 per share basic and diluted, for the quarter ended March 31, 2021, as compared to a net loss of $3.0 million or ($0.31) per share basic and diluted, for the quarter ended March 31, 2020.

“Earnings for the first quarter 2021 increased by 230% over the same period in 2020 as the prior year’s earnings were adversely affected by a loss directly attributable to a single, large commercial lending relationship at PeoplesBank,” stated Larry J. Miller, Chairman, President/CEO. Miller added, “non-interest income increased 29.5 percent in the first quarter, predominately due to higher volumes of mortgages which are being originated and then primarily sold to the secondary market.”

The Corporation’s net interest income for the three months ended March 31, 2021 was $15.5 million, an increase of $110,000 or 0.7 percent when compared to the net interest income of $15.4 million for the same period in 2020. The Corporation’s tax-equivalent net interest margin was 3.04 percent for the quarter ended March 31, 2021 compared to the tax-equivalent net interest margin of 3.44 percent for the same period in 2020.

The provision for loan losses for the three months ended March 31, 2021 was $1.2 million compared to $9.4 million for the same period in 2020. The decreased provision expense was attributed primarily to a partial charge off arising from a single, large commercial lending relationship during the prior period. Changes in the external environment created by COVID-19 continue to impact qualitative factors for certain loan segments in the allowance for loan loss analysis. The Corporation’s nonperforming assets ratio was 2.55 percent as of March 31, 2021, an increase from the nonperforming assets ratio as of March 31, 2020 of 1.97 percent. As of March 31, 2021, management believes the Allowance for Loan Losses is adequate, however, changing economic conditions associated with the COVID-19 pandemic may require future adjustments.

Noninterest income for the first quarter 2021 was $4.4 million, an increase of $1.0 million, or 29.5 percent, as compared to noninterest income of $3.4 million for the first quarter 2020. All categories of noninterest income for the three months ended March 31, 2021 showed increases compared to the same period in 2020, except for decreased income from bank owned life insurance and gain on sales of securities.

Noninterest expense was $13.7 million for the first quarter 2021, an increase of $387,000, or 2.9 percent, as compared to noninterest expense of $13.3 million for the first quarter 2020. Personnel, professional and legal expense and other expenses, all increased in the first quarter 2021 compared to the same period in 2020. The increases were offset by a decrease in charitable donations due to a change in the timing of those donations.

Income tax expense for the quarter ended March 31, 2021 was $1.1 million compared to income tax benefit of $975,000 million for the same period in 2020. The effective tax rate for the three months ended March 31, 2021 was 21.6 percent. The effective tax benefit for the three months ended March 31, 2020 was 24.6 percent.

Dividend Declared and Stock Buyback

As recently announced, on April 13, 2021, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.11 per share and a special cash dividend of $0.02 per share, payable on May 11, 2021 to shareholders of record at the close of business on April 27, 2021. The payment of this total $0.13 per share cash dividend for the second quarter 2021 equals that paid in the first quarter 2021.

COVID-19

The rollout of vaccines in the Company’s Pennsylvania and Maryland markets, coupled with the decline in COVID-19 cases compared to the last quarter of 2020, provided the impetus for Management to re-open financial center lobbies. On March 1st, PeoplesBank re-opened all financial center lobbies and reverted to full staffing complements in all financial centers. The re-opening of lobbies in March also resulted in the highest level of new retail deposit account openings since January 2020. March 2021 also set a new record for the highest online banking engagement with retail clients.

Associates

Approximately 38% of associates continue to work remotely on a full or part-time basis. A phased approach and a comprehensive plan to safely return associates working remotely has been developed, and will be implemented as the number of COVID-19 cases decline and after the majority of associates are able to obtain a COVID-19 vaccine.

Re-Opening

At the time of this release, all Financial Centers are operating with pre-pandemic lobby and drive thru hours, with the exception of two financial centers that are operating with limited lobby hours. All Retirement Community Office lobbies remain open by appointment only with several modifications to ensure the safety of clients and associates. Three Loan Production Offices (Hanover, Centerville, and Bel Air) remain closed.

Client Hardship

PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. PeoplesBank began accepting applications for the second round of SBA Paycheck Protection Program (PPP) funding on January 20, 2021. PeoplesBank has processed approximately 722 second round PPP loans totaling $72.6 million. These PPP loans support 9,076 jobs. The majority of these loans (83 percent) support small businesses with loan amounts below $150,000, of which a portion (39 percent) support very small businesses with loan amounts below $25,000. Nearly 16 percent of the second round loan applicants were first time applicants of PPP loans.

Other News

Preparations were underway in the first quarter to migrate a large percentage of PeoplesBank’s small business clients to its personal online banking platform. The migration will take place in phases throughout the second quarter 2021. This migration provides many added benefits to clients including seamless access to both personal and business accounts, more robust alerts, and enhanced mobile application functionality. In addition to an improved client experience, this will also improve efficiencies and reduce costs.

On February 18, 2021, limited services facilities at Normandie Ridge and Luther Acres were closed. Both of these offices are in close proximity to full-service Financial Centers. PeoplesBank continues to operate Retirement Community Offices in five communities within its Pennsylvania market.

The Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing coronavirus (COVID-19) pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2020 Form 10-K and 2020 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller	Larry D. Pickett, CPA
Chairman, President and CEO	Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2021	2020
Interest income	$18,375	$20,189
Interest expense	2,898	4,822
Net interest income	15,477	15,367
Provision for loan losses	1,231	9,435
Noninterest income	4,433	3,423
Noninterest expense	13,706	13,319
Income (loss) before income taxes	4,973	(3,964)
Provision (benefit) for income taxes	1,073	(975)
Net income (loss)	$3,900	$(2,989)
Basic earnings (loss) per share	$0.40	$(0.31)
Diluted earnings (loss) per share	$0.40	$(0.31)

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2021	2020	2020
Cash and short term investments	$426,904	$335,793	$185,258
Investment securities	181,828	187,595	175,689
Loans	1,592,475	1,560,570	1,487,519
Allowance for loan losses	(22,411)	(21,264)	(22,838)
Net loans	1,570,064	1,539,306	1,464,681
Premises and equipment, net	24,816	25,206	26,637
Operating leases right-of-use assets	2,198	2,386	3,030
Goodwill	2,301	2,301	2,301
Other assets	70,393	69,612	64,363
Total assets	$2,278,504	$2,162,199	$1,921,959

Deposits	$1,964,063	$1,863,539	$1,639,347
Borrowed funds	54,342	55,146	77,823
Subordinated debentures	30,622	30,602	0
Operating leases liability	2,325	2,515	3,187
Other liabilities	28,401	12,437	12,006
Shareholders’ equity	198,751	197,960	189,596
Total liabilities and shareholders’ equity	$2,278,504	$2,162,199	$1,921,959

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2021	2020	2020	2020	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income (loss)	$3,900	$4,757	$3,624	$3,050	$(2,989)
Basic earnings (loss) per share	$0.40	$0.49	$0.37	$0.31	$(0.31)
Diluted earnings (loss) per share	$0.40	$0.48	$0.37	$0.31	$(0.31)
Cash dividends paid per share	$0.13	$0.10	$0.10	$0.16	$0.16
Book value per share	$20.12	$20.16	$19.83	$19.60	$19.42
Tangible book value per share (2)	$19.89	$19.93	$19.60	$19.36	$19.18
Average shares outstanding	9,842	9,804	9,792	9,770	9,759
Average diluted shares outstanding	9,867	9,831	9,814	9,794	9,813

Performance Ratios (%)
Return (loss) on average assets (3)	0.71	0.90	0.70	0.59	(0.63)
Return (loss) on average equity (3)	7.96	9.66	7.47	6.37	(6.15)
Net interest margin (4)	3.04	3.03	3.02	3.07	3.44
Efficiency ratio (5)	68.36	65.56	65.27	65.52	70.42
Net overhead ratio (3)(6)	1.69	1.60	1.61	1.68	2.09

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.02	0.10	0.52	1.09	2.04
Allowance for loan losses to total loans (7)	1.42	1.38	1.33	1.31	1.55
Nonperforming assets to total loans and foreclosed real estate	2.55	2.56	1.29	1.31	1.97

Capital Ratios (%)
Average equity to average assets	8.97	9.32	9.31	9.30	10.23
Tier 1 leverage capital ratio	9.39	9.58	9.51	9.50	10.18
Common equity Tier 1 capital ratio	13.14	13.10	13.20	12.85	12.24
Tier 1 risk-based capital ratio	13.82	13.79	13.90	13.55	12.91
Total risk-based capital ratio	17.14	17.13	15.15	14.80	14.17

(1)	per share amounts and shares outstanding were adjusted for stock dividends
(2)	book value less goodwill and core deposit intangibles
(3)	annualized for the quarterly periods presented
(4)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(5)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(6)	noninterest expense less noninterest income as a percentage of average assets
(7)	excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

(in thousands, except per share data)	2021	2020	2020	2020	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Total Shareholders’ Equity	$198,751	$197,960	$194,261	$191,835	$189,596
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,307)	(2,308)	(2,309)	(2,310)	(2,311)
Tangible Shareholders’ Equity	$196,444	$195,652	$191,952	$189,525	$187,285

Common Shares Outstanding	9,877	9,821	9,795	9,788	9,764
Book Value Per Share	$20.12	$20.16	$19.83	$19.60	$19.42

Book Value Per Share	$20.12	$20.16	$19.83	$19.60	$19.42
Effect of Intangible Assets	(0.23)	(0.23)	(0.23)	(0.24)	(0.24)
Tangible Book Value Per Share	$19.89	$19.93	$19.60	$19.36	$19.18

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.